Exhibit 99.1

Kroger Reports Third Quarter 2020 Results and

Raises Full-Year 2020 Guidance

Third Quarter Highlights

•	Identical Sales without fuel grew 10.9%
•	Digital sales grew 108%
•	EPS of $0.80; Adjusted EPS of $0.71, up 51% compared to prior year
•	Operating Profit of $792 million; Adjusted FIFO Operating Profit of $871 million, up 33% compared to prior year
•	Strong alternative profit business growth fueled by digital media revenue, up triple digits compared to prior year
•	Continued investments to support and safeguard associates, customers and communities, nearly $1.3 billion since March

CINCINNATI, December 3, 2020 -- The Kroger Co. (NYSE: KR) today reported its third quarter 2020 results, provided a Restock Kroger progress update on the three-year transformation plan, and an update to its COVID-19 response.

Comments from Chairman and CEO Rodney McMullen

“Our Kroger family of associates have been nothing short of incredible during the pandemic and they continue to inspire me every day. I am proud of our dedicated associates who continued to diligently execute our Restock Kroger transformation while serving our customers when they need us most.

We delivered strong results in the third quarter. Customers are at the center of everything we do and sales remain elevated as we continue to enhance our competitive moats – Fresh, Our Brands, Data & Personalization and Seamless. We are executing against our strategy even during the pandemic and continue to grow market share.

The strong underlying momentum in our core supermarket business and acceleration in the growth of our alternative profit business demonstrates we are successfully transforming our business model to deliver consistently strong and attractive total shareholder return in 2020 and beyond.”

Financial Results

	3Q20 ($ in millions; except EPS)	3Q19 ($ in millions; except EPS)
ID Sales* (Table 4)	10.9%	2.5%
EPS	$0.80	$0.32
Adjusted EPS (Table 6)	$0.71	$0.47
Operating Profit	$792	$254
Adjusted FIFO Operating Profit (Table 7)	$871	$653
FIFO Gross Margin Rate*	Decreased 2 basis points
OG&A Rate*	Decreased 30 basis points

*without fuel and adjustment items, if applicable

Total company sales were $29.7 billion in the third quarter, compared to $28.0 billion for the same period last year. Excluding fuel and dispositions, sales grew 11.3%.

Gross margin was 23.0% of sales for the third quarter. The FIFO gross margin rate, excluding fuel, decreased 2 basis points compared to the same period last year. This decrease was primarily driven by price investments and mix changes, offset by sourcing efficiencies, sales leverage and growth in alternative profit streams.

The LIFO charge was $23 million for both the third quarters of 2020 and 2019.

The Operating, General & Administrative rate decreased 30 basis points, excluding fuel and adjustment items, due to sales leverage and execution of Restock Kroger initiatives, partially offset by continued COVID-19 related investments to protect the health and safety of associates, customers and communities and increased incentive costs.

Rent and depreciation, excluding fuel, decreased 27 basis points due to sales leverage.

Capital Allocation Strategy

Kroger's capital allocation strategy is to use its adjusted free cash flow to invest in the business and drive profitable growth while also maintaining its current investment grade debt rating and returning capital to shareholders. The company actively balances the use of its adjusted free cash flow to achieve these goals.

Kroger's net total debt to adjusted EBITDA ratio is 1.74, compared to 2.50 a year ago (Table 5). The company's net total debt to adjusted EBITDA ratio target range is 2.30 to 2.50. Kroger held temporary cash investments of approximately $1.8 billion as of the end of the quarter, reflecting improved operating performance and significant improvement in working capital.

During the quarter, Kroger repurchased $304 million of shares under its $1 billion board authorization announced on September 11, 2020. Year-to-date, Kroger has repurchased $989 million of shares.

Earlier this year, Kroger increased the dividend by 13 percent, marking the 14th consecutive year of dividend increases.

Guidance Update

Comments from CFO Gary Millerchip

“As a result of our continued strong performance, market share growth and the expectation of sustained trends in food at home consumption for the remainder of our fiscal year, we are raising our full year 2020 guidance. For the full year 2020, we expect total identical sales without fuel to be around 14% and adjusted EPS growth of 50% to 53%.

Our guidance contemplates continued investments in associates and customers plus ongoing COVID-19 related costs, balanced with continued execution of cost savings initiatives and growth in alternative profit businesses.

Looking toward 2021, we believe that our performance will be stronger than we would have expected prior to the pandemic when viewed as a two-year stacked result for identical sales without fuel growth and as a compounded growth rate over 2020 and 2021 for adjusted earnings per share growth.”

Full Year 2020 Guidance

	IDS (%)	EPS ($)	Operating Profit ($B)	Tax Rate**	Cap Ex ($B)	Adjusted FCF ($B)	Share Repurchases ($B)
Adjusted*	~14.0%	$3.30 - $3.35	$4.0 - $4.1	23%	$2.8 -$3.2	$2.8 -$3.1	$1.1 - $1.3

* Without adjusted items, if applicable; Identical sales is without fuel; Operating profit represents FIFO Operating Profit. Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in 2020 guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on 2020 GAAP financial results.

** This rate reflects typical tax adjustments and does not reflect changes to the rate from the completion of income tax audit examinations, which cannot be predicted.

Third Quarter 2020 Highlights

 Associate Experience

•	Invested nearly $1.3 billion to reward associates and to protect them and customers through dozens of safety measures since March
•	Reached agreement with 20 local UFCW unions to invest $1 billion to improve security of future retirement benefits for 33,000 associates. Agreement ratified in the 4th quarter and will incur a charge to net earnings of approximately $0.98 per diluted share on a GAAP basis in Q4
•	Continued investment in Kroger associates with average hourly rate now over $20 with comprehensive benefits factored in
•	Recognized as a 2020 Champion of Disability Inclusion by the State of Ohio

Customer Obsession

•	Proactively secured an additional 5,000 truckloads of inventory and increased distribution capacity reserves by 20% within supply chain to minimize potential supply disruptions
•	Our Brands launched largest number of new items ever, including 50 new Simple Truth Plant Based collection items
•	Expanded to 2,213 Pickup locations and 2,468 Delivery locations, covering over 98% of Kroger households
•	Announced additional Kroger-Ocado customer fulfillment center in Romulus, Michigan
•	Announced expansion of global money transfer services with Western Union and Ria Money Transfer
•	Launched Chefbot, a first-of-its-kind artificial intelligence tool, on Twitter that delivers personalized recipe recommendations based on ingredients already in a customer’s kitchen

Live Our Purpose

•	Partnered with federal government and dozens of state health departments in preparation of distribution of COVID-19 vaccine
•	Launched FDA-authorized rapid antibody tests across family of pharmacies and The Little Clinic locations
•	Conducted more than 250,000 COVID-19 tests since April through Kroger Health
•	Announced new Framework for Action: Diversity, Equity & Inclusion plan, featuring 10 significant steps to advance diversity, equity and inclusion in the workplace and communities
•	Named to the Dow Jones Sustainability Index for eighth consecutive year, driven by the company's progress toward its Zero Hunger | Zero Waste and sustainability goals
•	Year-to-date, The Kroger Co. Foundation and The Kroger Co. Zero Hunger | Zero Waste Foundation have directed nearly $21 million in total grants to nonprofit organizations and programs addressing COVID-19 and Zero Hunger | Zero Waste

About Kroger

At The Kroger Co. (NYSE: KR), we are Fresh for Everyone™ and dedicated to our Purpose: To Feed the Human Spirit®. We are, across our family of companies, nearly half a million associates who serve over 11 million customers daily through a seamless shopping experience under a variety of banner names. We are committed to creating #ZeroHungerZeroWaste communities by 2025. To learn more about us, visit our newsroom and investor relations site.

Kroger's third quarter 2020 ended on November 7, 2020.

Note: Fuel sales have historically had a low gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result, Kroger discusses the changes in these rates excluding the effect of fuel.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure.

This press release contains certain statements that constitute "forward-looking statements" about the future performance of the company. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words or phrases such as “achieve,” “believe,” “contemplates,” “continue,” “deliver,” “expect,” “future,” “guidance,” “strategy,” “target,” “trends,” and “will.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

•	Kroger's ability to achieve sales, earnings, incremental FIFO operating profit, and adjusted free cash flow goals may be affected by: COVID-19 related factors, risks and challenges, including among others, the length of time that the pandemic continues, the temporary inability of customers to shop due to illness, quarantine, or other travel restrictions or financial hardship, shifts in demand away from discretionary or higher priced products to lower priced products, or stockpiling or similar pantry-filling activities, reduced workforces which may be caused by, but not limited to, the temporary inability of the workforce to work due to illness, quarantine, or government mandates, temporary store closures due to reduced workforces or government mandates, or the availability and efficacy of a vaccine; labor negotiations or disputes; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; Kroger's response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, changes in tariffs, and the unemployment rate; the effect that fuel costs have on consumer spending; volatility of fuel margins; changes in government-funded benefit programs and the extent and effectiveness of any

COVID-19 stimulus packages; manufacturing commodity costs; diesel fuel costs related to Kroger's logistics operations; trends in consumer spending; the extent to which Kroger's customers exercise caution in their purchasing in response to economic conditions; the uncertainty of economic growth or recession; changes in inflation or deflation in product and operating costs; stock repurchases; Kroger's ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger's ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the effect of public health crises or other significant catastrophic events, including the coronavirus; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger's future growth plans; the ability to execute on Restock Kroger; and the successful integration of merged companies and new partnerships. Our ability to achieve these goals may also be affected by our ability to manage the factors identified above. Our ability to execute our financial strategy may be affected by our ability to generate cash flow.

•	Kroger's effective tax rate may differ from the expected rate due to changes in laws, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

Kroger assumes no obligation to update the information contained herein. Please refer to Kroger's reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger's quarterly conference call with investors will broadcast live at 10 a.m. (ET) on December 3, 2020 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) on Thursday, December 3, 2020.

3rd Quarter 2020 Tables Include:

1.	Consolidated Statements of Operations
2.	Consolidated Balance Sheets
3.	Consolidated Statements of Cash Flows
4.	Supplemental Sales Information
5.	Reconciliation of Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA
6.	Net Earnings Per Diluted Share Excluding the Adjustment Items
7.	Operating Profit Excluding the Adjustment Items

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Contacts: Media: Kristal Howard (513) 762-1304; Investors: Rebekah Manis (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	THIRD QUARTER				YEAR-TO-DATE
	2020		2019		2020		2019

SALES	$29,723	100.0%	$27,974	100.0%	$101,761	100.0%	$93,393	100.0%

OPERATING EXPENSES
MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	22,901	77.1	21,798	77.9	77,906	76.6	72,787	77.9
OPERATING, GENERAL AND ADMINISTRATIVE (a)	5,194	17.5	5,097	18.2	18,162	17.9	16,223	17.4
RENT	205	0.7	201	0.7	682	0.7	675	0.7
DEPRECIATION AND AMORTIZATION	631	2.1	624	2.2	2,073	2.0	1,994	2.1

OPERATING PROFIT	792	2.7	254	0.9	2,938	2.9	1,714	1.8

OTHER INCOME (EXPENSE)
INTEREST EXPENSE	(129)	(0.4)	(137)	(0.5)	(438)	(0.4)	(463)	(0.5)
NON-SERVICE COMPONENT OF COMPANY-SPONSORED PENSION PLAN COSTS	9	-	(1)	-	28	-	(2)	-
GAIN ON INVESTMENTS	162	0.6	106	0.4	952	0.9	166	0.2
GAIN ON SALE OF BUSINESSES	-	-	-	-	-	-	176	0.2

NET EARNINGS BEFORE INCOME TAX EXPENSE	834	2.8	222	0.8	3,480	3.4	1,591	1.7

INCOME TAX EXPENSE	202	0.7	79	0.3	816	0.8	398	0.4

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	632	2.1	143	0.5	2,664	2.6	1,193	1.3

NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	1	-	(120)	(0.4)	2	-	(139)	(0.2)

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$631	2.1%	$263	0.9%	$2,662	2.6%	$1,332	1.4%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.81		$0.32		$3.39		$1.65

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	772		802		777		800

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.80		$0.32		$3.35		$1.64

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	780		807		785		805

DIVIDENDS DECLARED PER COMMON SHARE	$0.180		$0.160		$0.520		$0.460

Note:	Certain percentages may not sum due to rounding.

Note:	The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness. Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)	Merchandise costs ("COGS") and operating, general and administrative expenses ("OG&A") exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)	LIFO charges of $23 were recorded in the third quarters of 2020 and 2019. For the year to date period, LIFO charges of $77 and $69 were recorded for 2020 and 2019, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	November 7,	November 9,
	2020	2019
ASSETS
Current Assets
Cash	$367	$417
Temporary cash investments	1,813	128
Store deposits in-transit	1,102	1,034
Receivables	1,610	1,600
Inventories	7,478	7,412
Prepaid and other current assets	576	434

Total current assets	12,946	11,025

Property, plant and equipment, net	21,902	21,801
Operating lease assets	6,843	6,847
Intangibles, net	1,012	1,086
Goodwill	3,076	3,076
Other assets	2,686	1,558

Total Assets	$48,465	$45,393

LIABILITIES AND SHAREOWNERS' EQUITY
Current Liabilities
Current portion of long-term debt including obligations under finance leases	$1,595	$1,417
Current portion of operating lease liabilities	669	673
Trade accounts payable	7,355	6,867
Accrued salaries and wages	1,236	1,087
Other current liabilities	4,662	4,074

Total current liabilities	15,517	14,118

Long-term debt including obligations under finance leases	11,925	12,227
Noncurrent operating lease liabilities	6,482	6,449
Deferred income taxes	1,682	1,517
Pension and postretirement benefit obligations	543	471
Other long-term liabilities	2,272	1,883

Total Liabilities	38,421	36,665

Shareowners' equity	10,044	8,728

Total Liabilities and Shareowners' Equity	$48,465	$45,393

Total common shares outstanding at end of period	766	802
Total diluted shares year-to-date	785	805

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$2,664	$1,193
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	2,073	1,994
Operating lease asset amortization	481	494
LIFO charge	77	69
Stock-based employee compensation	147	117
Company-sponsored pension plan costs	(12)	32
Deferred income taxes	219	(46)
Gain on sale of businesses	-	(176)
Gain on the sale of assets	(24)	(150)
Gain on investments	(952)	(166)
Impairment of Lucky's Market	-	238
Other	119	(1)
Changes in operating assets and liabilities, net of effects from mergers and disposals of businesses:
Store deposits in-transit	77	148
Receivables	42	93
Inventories	(471)	(636)
Prepaid and other current assets	(56)	66
Trade accounts payable	1,006	808
Accrued expenses	469	299
Income taxes receivable and payable	89	(145)
Operating lease liabilities	(464)	(477)
Proceeds from contract associated with the sale of business	-	295
Other	461	(1)

Net cash provided by operating activities	5,945	4,048

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(2,062)	(2,363)
Proceeds from sale of assets	99	257
Net proceeds from sale of businesses	-	327
Other	(133)	(45)

Net cash used by investing activities	(2,096)	(1,824)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	537	61
Payments on long-term debt including obligations under finance leases	(41)	(1,540)
Net payments on commercial paper	(1,150)	(235)
Dividends paid	(395)	(356)
Proceeds from issuance of capital stock	98	32
Treasury stock purchases	(989)	(34)
Other	(128)	(36)

Net cash used by financing activities	(2,068)	(2,108)

NET INCREASE IN CASH AND TEMPORARY CASH INVESTMENTS	1,781	116

CASH AND TEMPORARY CASH INVESTMENTS: BEGINNING OF YEAR	399	429
END OF PERIOD	$2,180	$545

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(2,062)	$(2,363)
Payments for lease buyouts	42	24
Changes in construction-in-progress payables	(44)	96
Total capital investments, excluding lease buyouts	$(2,064)	$(2,243)

Disclosure of cash flow information:
Cash paid during the year for interest	$474	$407
Cash paid during the year for income taxes	$495	$633

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical sales is an industry-specific measure and it is important to review it in conjunction with Kroger's financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SALES (a)

	THIRD QUARTER		YEAR-TO-DATE
	2020	2019	2020	2019
EXCLUDING FUEL	$26,860	$24,212	$92,759	$80,485

EXCLUDING FUEL	10.9%	2.5%	15.3%	2.0%

(a)	Kroger defines identical sales, excluding fuel, as sales to retail customers, including sales from all departments at identical supermarket locations, Kroger Specialty Pharmacy businesses, jewelry and ship-to-home solutions. Kroger defines a supermarket as identical when it has been in operation without expansion or relocation for five full quarters.

Table 5.  Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company's access to liquidity.  The items below should be reviewed in conjunction with Kroger's financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	November 7,	November 9,
	2020	2019	Change

Current portion of long-term debt including obligations under finance leases	$1,595	$1,417	$178
Long-term debt including obligations under finance leases	11,925	12,227	(302)

Total debt	13,520	13,644	(124)

Less: Temporary cash investments	1,813	128	1,685

Net total debt	$11,707	$13,516	$(1,809)

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company's credit agreement, on a rolling four quarter basis.

	Rolling Four Quarters Ended
	November 7,	November 9,
	2020	2019

Net earnings attributable to The Kroger Co.	$2,989	$1,591
LIFO charge	113	59
Depreciation and amortization	2,728	2,575
Interest expense	578	605
Income tax expense	887	464
Adjustment for pension plan withdrawal liabilities	4	299
Adjustment for gain on investments	(943)	(241)
Adjustment for gain on sale of Turkey Hill Dairy	-	(106)
Adjustment for gain on sale of You Technology	-	(70)
Adjustment for Home Chef contingent consideration	58	15
Adjustment for loss on settlement of financial instrument	-	42
Adjustment for severance charge and related benefits	-	80
Adjustment for deconsolidation and impairment of Lucky's Market attributable to The Kroger Co. (a)	174	131
Adjustment for transformation costs (b)	152	-
Other	(10)	(28)

Adjusted EBITDA	$6,730	$5,416

Net total debt to adjusted EBITDA ratio	1.74	2.50

(a)	The adjustment for impairment of Lucky's Market attributable to The Kroger Co., in the rolling four quarters ended November 9, 2019, excludes a $107 net loss attributable to the minority interest of Lucky's Market.

(b)	Transformation costs primarily include costs related to store and business closure costs and third party professional consulting fees associated with business transformation and cost saving initiatives.

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share for certain items described below.  Adjusted net earnings and adjusted net earnings per diluted share are useful metrics to investors and analysts because they present more accurately year-over-year comparisons for net earnings and net earnings per diluted share because adjusted items are not the result of normal operations.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	THIRD QUARTER		YEAR-TO-DATE
	2020	2019	2020	2019

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$631	$263	$2,662	$1,332

ADJUSTMENT FOR PENSION PLAN WITHDRAWAL LIABILITIES (a)(b)	-	35	-	101
ADJUSTMENT FOR GAIN ON SALE OF TURKEY HILL DAIRY (a)(c)	-	-	-	(80)
ADJUSTMENT FOR GAIN ON SALE OF YOU TECHNOLOGY (a)(d)	-	-	-	(52)
ADJUSTMENT FOR GAIN ON INVESTMENTS (a)(e)	(115)	(81)	(705)	(125)
ADJUSTMENT FOR SEVERANCE CHARGE AND RELATED BENEFITS (a)(f)	-	61	-	61
ADJUSTMENT FOR IMPAIRMENT OF LUCKY'S MARKET ATTRIBUTABLE TO THE KROGER CO. (a)(g)	-	100	-	100
ADJUSTMENT FOR HOME CHEF CONTINGENT CONSIDERATION (a)(h)	17	3	80	(13)
ADJUSTMENT FOR TRANSFORMATION COSTS (a)(i)	24	-	73	-

2020 AND 2019 ADJUSTMENT ITEMS	(74)	118	(552)	(8)

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$557	$381	$2,110	$1,324

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.80	$0.32	$3.35	$1.64

ADJUSTMENT FOR PENSION PLAN WITHDRAWAL LIABILITIES (j)	-	0.04	-	0.12
ADJUSTMENT FOR GAIN ON SALE OF TURKEY HILL DAIRY (j)	-	-	-	(0.10)
ADJUSTMENT FOR GAIN ON SALE OF YOU TECHNOLOGY (j)	-	-	-	(0.06)
ADJUSTMENT FOR GAIN ON INVESTMENTS (j)	(0.15)	(0.10)	(0.90)	(0.16)
ADJUSTMENT FOR SEVERANCE CHARGE AND RELATED BENEFITS (j)	-	0.08	-	0.08
ADJUSTMENT FOR IMPAIRMENT OF LUCKY'S MARKET ATTRIBUTABLE TO THE KROGER CO. (j)	-	0.12	-	0.12
ADJUSTMENT FOR HOME CHEF CONTINGENT CONSIDERATION (j)	0.02	0.01	0.10	(0.02)
ADJUSTMENT FOR TRANSFORMATION COSTS (j)	0.04	-	0.11	-

2020 AND 2019 ADJUSTMENT ITEMS	(0.09)	0.15	(0.69)	(0.02)

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$0.71	$0.47	$2.66	$1.62

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	780	807	785	805

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items (continued)

(in millions, except per share amounts)

(unaudited)

(a)	The amounts presented represent the after-tax effect of each adjustment.

(b)	The pre-tax adjustment to OG&A expenses for pension plan withdrawal liabilities was $45 in the third quarter of 2019. The year-to-date pre-tax adjustment to OG&A expenses for pension plan withdrawal liabilities was $131 in the first three quarters of 2019.

(c)	The pre-tax adjustment for gain on sale of Turkey Hill Dairy was ($106).

(d)	The pre-tax adjustment for gain on sale of You Technology was ($70).

(e)	The pre-tax adjustments for gain on investments were ($162) and ($106) in the third quarters of 2020 and 2019, respectively. The year-to-date pre-tax adjustments for gain on investments were ($952) and ($166) in the first three quarters of 2020 and 2019, respectively.

(f)	The pre-tax adjustment for severance charge and related benefits was $80.

(g)	The pre-tax adjustment for impairment of Lucky's Market was $238 including a $107 net loss attributable to the minority interest of Lucky's Market.

(h)	The pre-tax adjustments to OG&A expenses for Home Chef contingent consideration were $24 and $4 in the third quarters of 2020 and 2019, respectively. The year-to-date pre-tax adjustments to OG&A expenses for Home Chef contingent consideration were $109 and ($18) in the first three quarters of 2020 and 2019, respectively.

(i)	The pre-tax adjustment to OG&A expenses for transformation costs was $33 in the third quarter of 2020. The year-to-date pre-tax adjustment to OG&A expenses for transformation costs was $100 in the first three quarters of 2020. Transformation costs primarily include costs related to store and business closure costs and third party professional consulting fees associated with business transformation and cost saving initiatives.

(j)	The amounts presented represent the net earnings per diluted common share effect of each adjustment.

Note:	2020 Third Quarter Adjustment Items include adjustments for the gain on investments, Home Chef contingent consideration adjustment and strategic transformation costs.

2020 Adjustment Items include the Third Quarter Adjustment Items plus the adjustments that occurred in the first two quarters of 2020 for the gain on investments, Home Chef contingent consideration adjustment and strategic transformation costs.

2019 Third Quarter Adjustment items include adjustments for pension plan withdrawal liabilities, the gain on investments, severance charge, impairment of Lucky's Market and Home Chef contingent consideration adjustment.

2019 Adjustment Items include the Third Quarter Adjustment Items plus the adjustments that occurred in the first two quarters of 2019 for pension plan withdrawal liabilities, the gain on sale of Turkey Hill Dairy, the gain on sale of You Technology, the gain on investments and Home Chef contingent consideration adjustment.

Table 7. Operating Profit Excluding the Adjustment Items

(in millions)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on operating profit for certain items described below. Adjusted FIFO operating profit is a useful metric to investors and analysts because it presents more accurately year-over year comparisons for operating profit because adjusted items are not the result of normal operations. Items identified in this table should not be considered alternatives to operating profit or any other GAAP measure of performance. These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP. Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	THIRD QUARTER		YEAR-TO-DATE
	2020	2019	2020	2019
Operating profit	$792	$254	$2,938	$1,714
LIFO charge	23	23	77	69

FIFO Operating profit	815	277	3,015	1,783

Adjustment for pension plan withdrawal liabilities	-	45	-	131
Adjustment for Home Chef contingent consideration	24	4	109	(18)
Adjustment for severance charge and related benefits	-	80	-	80
Adjustment for transformation costs	33	-	100	-
Adjustment for impairment of Lucky's Market (a)	-	238	-	238
Other	(1)	9	(6)	23

2020 and 2019 Adjustment items	56	376	203	454

Adjusted FIFO operating profit excluding the adjustment items above	$871	$653	$3,218	$2,237

(a) The adjustment for impairment of Lucky's Market includes a $107 net loss attributable to the minority interest of Lucky's Market.